                                                       EXHIBIT 20.1

         |---------------------------------------------------------
         ||  PRIO, INC.
         ||  (Formerly SaveSmart, Inc.)
         ||  (A Development Stage Company)
         ||  Financial Statements for the Years Ended
         ||  Ended December 31, 1999 and 1998 and the Period from
         ||  July 21, 1994 (Inception) to December 31, 1999
         ||  and Independent Auditors' Report



INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Prio Inc. (formerly SaveSmart,
    Inc.)

We have audited the accompanying balance sheet of Prio Inc. (the "Company," formerly known as SaveSmart, Inc., a development stage company) as of December 31, 1999, and the related statements of operations, shareholders' deficiency, and cash flows for the year then ended, and for the period from July 21, 1994 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The Company's financial statements as of and for the year ended December 31, 1998, and for the period from July 21, 1994 (inception) through December 31, 1998 were audited by other auditors whose report, dated April 2, 1999, expressed an unqualified opinion on those statements. The financial statements for the period from July 21, 1994 (inception) through December 31, 1998 reflect total revenues and net loss of $83,000 and $26,944,000, respectively, of the related cumulative totals through December 31, 1999. The other auditors' report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such prior period, is based solely on the report of such other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, and for the period from July 21, 1994 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP


San Jose, California
March 17, 2000
(March 31, 2000 as to the last sentence of the first paragraph on page 13 of Note 4)

INDEPENDENT AUDITORS' REPORT


The Board of Directors
Prio, Inc.:

We have audited the balance sheet of Prio, Inc. (the Company), formerly SaveSmart, Inc., (a development stage enterprise) as of December 31, 1998, and the related statements of operations, shareholders' deficiency, and cash flows for the year then ended and for the period from July 21, 1994 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prio, Inc. (a development stage enterprise) as of December 31, 1998, and the results of its operations and its cash flows for the year then ended and for the period from July 21, 1994 (inception) to December 31, 1998, in conformity with generally accepted accounting principles.

/s/ KPMG LLP


Mountain View, California

April 2, 1999

PRIO, INC.
(Formerly SaveSmart, Inc.)
(A Development Stage Company)

BALANCE SHEETS
DECEMBER 31, 1999 AND 1998 (In thousands, except share amounts)
--------------------------------------------------------------------------------


ASSETS                                                                                                       1999         1998

CURRENT ASSETS:
  Cash and cash equivalents                                                                                $  8,529   $ 24,813
  Short-term investments                                                                                          -      2,142
  Accounts and unbilled receivable - net of $25,000 allowance in 1999                                           124          -
  Prepaid expenses and other current assets                                                                     386        288
                                                                                                           --------   --------
           Total current assets                                                                               9,039     27,243

INVESTMENT IN AFFILIATE                                                                                         259        273

PROPERTY AND EQUIPMENT (Net)                                                                                  3,496      2,887

OTHER ASSETS                                                                                                    221        262
                                                                                                           --------   --------
TOTAL                                                                                                      $ 13,015   $ 30,665
                                                                                                           ========   ========

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
  Accounts payable                                                                                         $    945   $  2,151
  Accrued expenses                                                                                            1,764      1,584
  Deferred revenue                                                                                              217          -
  Other current liabilities                                                                                     114         40
  Current portion of long-term debt                                                                           1,042      1,058
                                                                                                           --------   --------
           Total current liabilities                                                                          4,082      4,833

LONG-TERM DEBT                                                                                                  614        698

OTHER LONG-TERM LIABILITIES                                                                                      71        128
                                                                                                           --------   --------
           Total liabilities                                                                                  4,767      5,659
                                                                                                           --------   --------
COMMITMENTS AND CONTINGENCIES (Note 6)

REDEEMABLE CONVERTIBLE PREFERRED STOCK, No par value; 20,000,000 shares
  authorized; 16,713,665 shares issued and outstanding (liquidation preference of $52,405,219)               69,387     51,745
                                                                                                           --------   --------
SHAREHOLDERS' DEFICIENCY
  Common stock, no par value; 40,000,000 shares authorized; 5,381,414 and
    5,199,044 shares issued and outstanding in 1999 and 1998, respectively                                    3,143        491
  Deferred compensation                                                                                      (1,450)      (240)
  Notes receivable from shareholders                                                                            (10)       (46)
  Accumulated deficit during development stage                                                              (62,822)   (26,944)
                                                                                                           --------   --------
           Total shareholders' deficiency                                                                   (61,139)   (26,739)
                                                                                                           --------   --------
TOTAL                                                                                                      $ 13,015   $ 30,665
                                                                                                           --------   --------

See notes to financial statements.

PRIO, INC.
(Formerly SaveSmart, Inc.)
(A Development Stage Company)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1999 AND 1998 AND CUMULATIVE
FROM JULY 21, 1994 (INCEPTION) TO DECEMBER 31, 1999 (In thousands)
--------------------------------------------------------------------------------


                                                                       Period from
                                                                         July 21,
                                                                           1994
                                          Year Ended December 31,      (Inception) to
                                         ------------------------       December 31,
                                             1999         1998              1999
REVENUE                                     $    483     $      9         $    566

COST OF REVENUES                               2,009          696            2,779
                                            --------     --------         --------
GROSS PROFIT                                  (1,526)        (687)          (2,213)

OPERATING EXPENSES:
  Research and development                     8,126        6,323           20,627
  Sales and marketing expenses                 6,305        4,497           10,802
  General and administrative expenses          2,899        2,802           12,419
  Knight-Ridder warrants expense              17,652            -           17,652
                                            --------     --------         --------
           Total operating expenses           34,982       13,622           61,500
                                            --------     --------         --------
OPERATING LOSS                               (36,508)     (14,309)         (63,713)

OTHER INCOME (EXPENSES):
  Interest income - net                          642          167              907
  Other expense - net                            (12)          (8)             (16)
                                            --------     --------         --------
           Total other income - net              630          159              891
                                            --------     --------         --------
NET LOSS                                    $(35,878)    $(14,150)        $(62,822)
                                            ========     ========         ========


See notes to financial statements.

PRIO, INC.
(Formerly SaveSmart, Inc.)
(A Development Stage Company)

STATEMENTS OF SHAREHOLDERS' DEFICIENCY
PERIOD FROM JULY 21, 1994 (INCEPTION) TO DECEMBER 31, 1999 (In thousands)
--------------------------------------------------------------------------------


                                                                                                                    Notes
                                                                                                                  Receivable
                                                                        Common Stock                                 from
                                                                      ----------------           Deferred           Share-
                                                                      Shares    Amount         Compensation         holders
Issuance of common stock to founders for notes receivable             3,000       $ 45            $  -               $ (45)
Common stock subscribed                                                 113
Net loss
                                                                      -----       ----            -----              -----
BALANCES, December 31, 1994                                           3,113         45               -                 (45)

Common stock subscribed                                                 913
Net loss
                                                                      -----       ----            -----              -----
BALANCES, December 31, 1995                                           4,026         45               -                 (45)

Issuance of common stock for cash and notes receivable                1,830        143                                 (80)
Net loss
                                                                      -----       ----            -----              -----
BALANCES, December 31, 1996                                           5,856        188               -                (125)

Issuance of common stock for notes receivable and services performed     79         57                                 (32)
Repayment of notes receivable from shareholders                                                                          3
Repurchase of common stock                                             (304)       (18)                                 18
Issuance of options for deferred services                                           28              (28)
Net loss
                                                                      -----       ----            -----              -----
BALANCES, December 31, 1997                                           5,631       $255            $ (28)             $(136)



                                                                                            Deficit
                                                                                          Accumulated            Total
                                                                           Stock          During the         Shareholders'
                                                                         Subscribed     Development Stage     Deficiency
Issuance of common stock to founders for notes receivable                 $     -           $     -            $      -
Common stock subscribed                                                         6                                     6
Net loss                                                                                       (154)               (154)
                                                                          -------           -------            --------

BALANCES, December 31, 1994                                                     6              (154)               (148)

Common stock subscribed                                                        45                                    45
Net loss                                                                                       (506)               (506)
                                                                          -------           -------            --------
BALANCES, December 31, 1995                                                    51              (660)               (609)

Issuance of common stock for cash and notes receivable                        (51)                                   12
Net loss                                                                                     (3,851)             (3,851)
                                                                          -------           -------            --------
BALANCES, December 31, 1996                                                    -             (4,511)             (4,448)

Issuance of common stock for notes receivable and services performed                                                 25
Repayment of notes receivable from shareholders                                                                       3
Repurchase of common stock                                                                                            -
Issuance of options for deferred services                                      -

Net loss                                                                                     (8,283)             (8,283)
                                                                          -------          --------            --------
BALANCES, December 31, 1997                                               $    -           $(12,794)           $(12,703)


PRIO, INC.
(Formerly SaveSmart, Inc.)
(A Development Stage Company)

STATEMENTS OF SHAREHOLDERS' DEFICIENCY
PERIOD FROM JULY 21, 1994 (INCEPTION) TO DECEMBER 31, 1999 (In thousands)
--------------------------------------------------------------------------------


                                                                                                              Notes
                                                                                                            Receivable
                                                                         Common Stock                          from
                                                                     -------------------      Deferred        Share-
                                                                     Shares      Amount     Compensation      holders
BALANCES,  December 31, 1997                                          5,631      $  255       $  (28)        $(136)

Issuance of common stock for services performed                          35          35
Repayment of  notes receivable from shareholders                                                                48
Repurchase of common stock                                             (467)        (42)                        42
Issuance of options for services performed                                           27
Issuance of options for deferred services                                           216         (216)
Amortization of deferred services                                                                  4
Net loss
                                                                      -----      ------      -------         -----
BALANCES,  December 31, 1998                                          5,199         491         (240)          (46)

Issuance of common stock for services performed                         156         764
Issuance of common stock for cash                                        32          42
Repayment of  notes receivable from shareholders                                                                34
Repurchase of common stock                                               (6)         (2)                         2
Noncash compensation for issuance of options to employees                         2,015       (2,015)
Cancellation of options for deferred services                                      (167)         167
Amortization of deferred services                                                                638
Net loss
                                                                      -----      ------      -------         -----
BALANCES,  December 31, 1999                                          5,381      $3,143      $(1,450)        $ (10)
                                                                      =====      ======      =======         =====




                                                                             Deficit
                                                                           Accumulated            Total
                                                             Stock         During the          Shareholders
                                                           Subscribed    Development Stage      Deficiency
BALANCES,  December 31, 1997                                  $   -          $(12,794)           $(12,703)

Issuance of common stock for services performed                                                        35
Repayment of  notes receivable from shareholders                                                       48
Repurchase of common stock                                                                              -
Issuance of options for services performed                                                             27
Issuance of options for deferred services                                                               -
Amortization of deferred services                                                                       4
Net loss                                                                      (14,150)            (14,150)
                                                              ------         --------            --------
BALANCES,  December 31, 1998                                      -           (26,944)            (26,739)

Issuance of common stock for services performed                                                       764
Issuance of common stock for cash                                                                      42
Repayment of  notes receivable from shareholders                                                       34
Repurchase of common stock                                                                              -
Noncash compensation for issuance of options to employees                                               -
Cancellation of options for deferred services                                                           -
Amortization of deferred services                                                                     638
Net loss                                                                      (35,878)            (35,878)
                                                                ------       --------            --------
BALANCES,  December 31, 1999                                    $   -        $(62,822)           $(61,139)
                                                                ======       ========            ========

See notes to financial statements.                                                                      (Concluded)

PRIO, INC.
(Formerly SaveSmart, Inc.)
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999 AND 1998 AND CUMULATIVE FOR THE PERIOD FROM
JULY 21, 1994 (INCEPTION) TO DECEMBER 31, 1999 (In thousands)
--------------------------------------------------------------------------------


                                                                                                             Period from
                                                                                                               July 21,
                                                                                       Years Ended               1994
                                                                                       December 31,         (Inception) to
                                                                                  -----------------------     December 31,
                                                                                      1999        1998           1999
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                                           $(35,878)  $(14,150)       $(62,822)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization                                                        1,447        560           2,416
  Loss on disposal of property and equipment                                               6        115             343
  Noncash stock compensation expense                                                  18,290         27          19,033
  Issuance of common stock for services                                                  764         35             824
  Write down of inventory to net realizable value                                          -          -           1,101
  Equity in losses (earnings) of investee                                                 14        (68)            (54)
  Gain on disposal of interest in investee                                                 -        (35)            (35)
  Changes in operating assets and liabilities, net of effects from acquisition of businesses:
   Inventory                                                                               -          -            (101)
   Accounts and unbilled receivable                                                     (124)        25            (124)
   Prepaid expenses, other current assets and other assets                               (76)      (420)           (813)
   Accounts payable and accrued expenses                                              (1,026)     2,864           2,719
   Deferred revenue                                                                      217          -             217
   Other current liabilities                                                              74         40             114
   Other long-term liabilities                                                           (57)       128              71
                                                                                    --------   --------        --------
    Net cash used in operating activities                                            (16,349)   (10,879)        (37,111)
                                                                                    --------   --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from (purchases of) short-term investment                                    2,142     (2,142)              -
 Advances to investee                                                                      -        (40)            (40)
 Decrease in cash of previously consolidated subsidiary                                    -       (110)           (110)
 Acquisition of property and equipment, net                                           (1,735)    (2,737)         (5,597)
                                                                                    --------   --------        --------
    Net cash provided by (used in) investing activities                                  407     (5,029)         (5,747)
                                                                                    --------   --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payment of notes payable and equipment lease line                                      (662)      (461)         (1,198)
 Proceeds from notes payable and equipment lease line                                    550        909           4,419
 Repayment of equipment financing and capital lease obligations                         (296)      (151)           (512)
 Proceeds from notes payable to related party                                              -          -             750
 Proceeds from issuance of common stock                                                   42          -              54
 Net proceeds from issuance of convertible preferred stock                               (10)    28,773          47,488
 Proceeds from subscribed stock                                                            -          -             301
 Payments received on notes receivable from shareholders                                  34         48              85
                                                                                    --------   --------        --------
    Net cash provided by (used in) financing activities                                 (342)    29,118          51,387
                                                                                    --------   --------        --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                     (16,284)    13,210           8,529

CASH AND CASH EQUIVALENTS, Beginning of period                                        24,813     11,603               -
                                                                                    --------   --------        --------
CASH AND CASH EQUIVALENTS, End of period                                            $  8,529   $ 24,813        $  8,529
                                                                                    ========   ========        ========


                                                                     (Continued)

PRIO, INC.
(Formerly SaveSmart, Inc.)
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, AND 1998 AND CUMULATIVE FOR THE PERIOD FROM
JULY 21, 1994 (INCEPTION) TO DECEMBER 31, 1999
--------------------------------------------------------------------------------


                                                                                                                    Period from
                                                                                                Years Ended        July 21, 1994
                                                                                               December  31,       (Inception) to
                                                                                             -----------------      December  31,
                                                                                               1999     1998           1999
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest                                                                       $   132    $ 110        $   279
Non cash financing and investing activities:
  Issuance of convertible preferred stock for inventory                                            -        -          1,000
  Issuance of convertible preferred stock upon conversion of note and
    accrued interest payable                                                                       -        -          2,253
  Issuance of stock under subscription rights                                                      -        -            301
  Property and equipment acquired under equipment financing and capital lease obligations        308      198          1,023
  Issuance of stock for notes receivable                                                           -        -            125
  Repurchase of common stock in exchange for forgiveness of note receivable
    from shareholders                                                                              2       42             62
  Issuance of warrants and options for deferred services                                       2,015      216          2,259
  Conversion of note payable as considered for interest in
    previously consolidated subsidiary                                                             -      250            250
  Cancellation of options for deferred services                                                  167        -            167
  Compensation expense for Series E warrants                                                  17,652        -         17,652


See notes to financial statements.                                   (Concluded)

PRIO, INC.
(Formerly SaveSmart, Inc.)
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998 AND PERIOD FROM JULY 21, 1994 (INCEPTION) TO DECEMBER 31, 1999
--------------------------------------------------------------------------------

1.   THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Company - Prio, Inc. (the Company) was incorporated in California in July 1994. The Company's service provides internet sites with proprietary and seamless promotions infrastructure, which enables retailers and merchants to target promotions to consumers on the internet through the delivery of rebate offers redeemable at either on-line or physical stores. The Company was formerly known as SaveSmart, Inc. but changed its name to Prio, Inc. effective in April 1999. The Company is in the development stage and as such has not generated any significant revenues from operations.

     Basis of Presentation - Prior to 1998, the Company had a wholly owned subsidiary, DataSmart India Private Limited (DSIPL). In May 1998, DataCard Corporation (DataCard) exercised its rights to convert a $250,000 note payable from the Company into a 50% ownership interest in DSIPL. As a result of this transaction, the Company no longer holds a controlling interest in DSIPL and, accordingly, the Company's investment in DSIPL has been reported as investment in affiliate and accounted for under the equity method of accounting in accordance with Accounting Principles Board ("APB") Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock," as of and for the year ended December 31, 1999 and 1998. The Company's proportionate share of the earnings of DSIPL, according to the joint venture agreement, is recorded in other income in the statement of operations for the years ended December 31, 1999 and 1998.

     Cash and Cash Equivalents - The Company considers all highly liquid investments with remaining maturities of 90 days or less at the date of acquisition to be cash equivalents. The Company is exposed to credit risk in the event of default by financial institutions or the issuers of these investments to the extent of the amounts recorded on the balance sheets in excess of amounts that are insured by the FDIC. Cash equivalents consisted of money market funds, auction rate preferred securities and commercial paper as of December 31, 1999 and 1998.

     Accounting for Certain Investments in Debt Securities - The Company classifies its investments in debt securities as "available-for-sale." Available-for-sale securities are carried at amortized cost, which approximates fair market value.

     Financial Instruments and Concentration of Credit Risk - The carrying value of the Company's financial instruments, including cash and cash equivalents, short-term investments, and notes payable approximates fair market value. Financial instruments that subject the Company to concentrations of credit risk consist of cash and cash equivalents.

     Estimates and Certain Significant Risks and Uncertainties - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates.

     The Company is in the development stage and operates in a rapidly changing environment that involves a number of risks, some of which are beyond the Company's control, that could have a material adverse effect on the Company's business, operating results and financial condition. These risks include the uncertainty of revenues and operating results; risk of timely and successful development of technology; dependence on merchant acquiring banks, strategic partners, aggregators and processors; compliance with credit card regulations; risk of capacity constraints, limited redundant systems and system development risks; electronic security risks; market acceptance of the Company's services; dependence on the internet, growth in electronic commerce and internet infrastructure development; rapid technological change; competition; lengthy implementation cycle; intellectual property; dependence on key employees and consultants; management of growth; and ability to obtain additional financing.

     Property and Equipment - Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments at the inception of the lease. Depreciation and amortization of property and equipment is provided using the straight-line method over the estimated useful lives of the respective assets, generally three years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the assets. Whenever events or changes in circumstances indicate that the carrying amount of property or equipment may not be recoverable, recoverability is measured by comparison of the carrying amount to future net cash flows the property and equipment are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property and equipment exceeds its fair market value. To date, the Company has made no adjustments to the carrying values of its long-lived assets.

     Income Taxes - The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

     Revenue Recognition - Revenue consists primarily of hosting and license fees which are recognized over the contract period in which the services are provided. Payments received in advance are deferred until the period in which the services are rendered.

     Stock-Based Compensation - The Company accounts for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Compensation expenses related to employee stock options is recorded if, on the date of grant, the fair value of the underlying stock exceeds the exercise price.

     Recently Adopted Accounting Standards - In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage and amortize them over the software's estimated useful life. Adoption of this standard in 1999 did not have a material impact on the Company's financial position, results of operations or cash flows.

     Recently Issued Accounting Standard - In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's fiscal year ending December 31, 2001. The Company is currently evaluating what impact, if any, SFAS No. 133 may have on its financial statements.

     Reclassification - Certain 1998 and prior period amounts have been reclassified to conform with the 1999 presentation. Such reclassifications had no impact on the net loss or shareholders' deficiency of prior periods.

2.   PROPERTY  AND  EQUIPMENT

     Property and equipment as of December 31 consist of the following (in thousands):

                                                             1999     1998

          Computer equipment and software                  $ 4,778   $2,928
          Office equipment                                     125      109
          Furniture and fixtures                               186      186
          Leasehold improvements                               584      417
                                                           -------   ------

          Total                                              5,673    3,640
          Accumulated depreciation and amortization         (2,177)    (753)
                                                           -------   ------

          Furniture and equipment, net                     $ 3,496   $2,887
                                                           =======   ======

     Property and equipment includes computer equipment and software under capital leases of $517,000 and $209,000 and related accumulated amortization of $209,000 and $103,000 as of December 31, 1999 and 1998, respectively.

3.   LONG-TERM DEBT

     The Company's long-term debt as of December 31 consists of (in thousands):

                                                                 1999      1998

          Demand note payable                                 $   250   $   250
          Equipment lease line                                  1,218     1,186
          Loan related to joint venture                             -       144
          Equipment financing and capitalized leases (Note 6)     188       176
          Current portion                                      (1,042)   (1,058)
                                                              -------   -------
          Long-term portion                                   $   614   $   698
                                                              =======   =======


     In January 1996, the Company executed a demand note with a commercial entity in the amount of $250,000, which is the amount outstanding as of December 31, 1999. The note bears interest at LIBOR (5.82% as of December 31, 1999) plus 1% per annum, and the full principal amount plus interest is due on demand. The note may be converted into shares of the Company's preferred stock at the then prevailing conversion or market price, until the note is paid in full. In January 2000, the Company exercised its right to repay the demand note in accordance with the terms of the note payable (the "Terms"), by sending a check for full amount of principal and accrued interest. Lender attempted to reject the repayment on the grounds that it had attempted to convert the note in early 1998. Management believes that such lender's claim is without merit based on the Terms and intends to defend its claim vigorously.

     In June 1997, the Company entered into a loan and security agreement (the "Agreement," as amended in September 1998) with Phoenix Leasing

     Incorporated. The Agreement provides the Company with available borrowings not to exceed $2,124,000, in aggregate, $2,099,000 of which was drawn through December 31, 1999. Principal and interest are due in 36 equal monthly installments with a final payment equal to 15% of the original principal amount due on the 37th month from the time of the borrowing. The notes bear interest at effective rates ranging from 15.0% to 16.4% per annum. Principal repayments for the borrowings are due as follows: 2000, $607,000; 2001, $561,000; and 2002, $50,000.

     In October 1997, the Company entered into a joint venture agreement (the Joint Agreement) with DataCard to form DSIPL. Pursuant to the terms of the Joint Agreement, DSIPL will perform development services for DataCard and the Company. In connection with the Joint Agreement, DataCard loaned the Company $500,000, the proceeds of which were used by the Company to fund DSIPL. DataCard had the option to convert $250,000 of the notes payable into 50% ownership interest in DSIPL, which was exercised by DataCard in May 1998. The remaining amount of the note of $144,000 was paid in full during 1999.

4.   REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY

     Redeemable Convertible Preferred Stock

     The Company has authorized 20,000,000 shares of preferred stock and has designated 1,500,000, 3,150,000, 1,141,110, 2,325,000, 4,325,000 and
     6,913,950 shares of Series A, B, C, D, E and F redeemable convertible preferred stock, respectively. As of December 31, 1999 and 1998, there were issued and outstanding 1,500,000, 3,150,000, 1,141,110, 2,145,631,
     2,962,966 and 5,813,958 shares of Series A, B, C, D, E and F redeemable convertible preferred stock, respectively.

     The rights, preferences, privileges, and restrictions of the redeemable convertible preferred stock are as follows:

     . The holders of Series A, B, C, D, E and F redeemable convertible preferred stock are entitled to receive noncumulative annual dividends of 8% of the original issue price ($0.3333, $1.00, $3.33, $3.71, $4.05, and $4.30 for Series A, B, C, D, E and F, respectively), when and if declared by the Company's Board of Directors, subject to certain adjustments for antidilution. Dividends are paid in preference and priority to any payments of dividends to common stock shareholders.

     . The liquidation preference for Series A, B, C, D, E and F redeemable convertible preferred stock is $0.33, $1.00, $3.33, $3.71, $4.05, and $4.30 per share, respectively, plus all declared and unpaid dividends subject to certain adjustments for antidilution. If the assets are insufficient to make payment in full to all preferred stock shareholders, assets will be distributed ratably among the preferred stock shareholders in proportion to the full amounts to which they would otherwise be respectively entitled. Any remaining assets shall be distributed ratably among the common and preferred stock shareholders on an "as if converted" basis.

     . The preferred stock may be redeemed in three annual installments at any time after December 11, 2003, at the request of the holders of at least the majority of the then outstanding shares of preferred stock, voting together as a single class, at a price equal to the original issuance price, subject to certain adjustments for antidilution.

     . Each series of preferred stock is convertible, at the option of the holder, into fully paid shares of common stock. For the Series A, B, E and F preferred stock, the conversion rate is currently 1.0:1.0 and is based on the original purchase price, subject to certain adjustments for antidilution. For the Series C and D preferred stock, the conversion rate is currently 1:1.003 and 1:1.005, respectively, subject to certain adjustments for antidilution.

     . The preferred stock automatically converts to common stock upon the closing of an underwritten public offering of shares of the Company's common stock resulting in total proceeds of at least $15,000,000 and with a minimum share price of $8.60 per share.

     . The holders of preferred stock have voting rights on an "as if converted" basis.

  Stock-Based Compensation

  In connection with options and warrants to purchase common and preferred stock granted to employees and nonemployees alike, a summary of recorded deferred stock compensation and amortization thereof follows (in thousands):



                                                   Stock-Based
                                              Compensation Expense
                                             -----------------------
                             Deferred                              Period from
                           Compensation                              July 21,
                            Years Ended         Years Ended            1994
                            December 31,        December 31,     (Inception) to
                         ------------------   ----------------     December 31,
                         1999          1998   1999        1998         1999
Warrants granted to:
 American Express        $   -       $   -     $    -     $ -         $   716
  Knight Ridder              -           -      17,652      -          17,652
  Microsoft                  -           -          -       -              -

Options granted to:
  Microsoft                  -          28           6      -               6
  Nonemployees               -         216          32      27             59
  Employees               2,015          -         600      -             600
                         ------       ----     -------     ---        -------

                         $2,015       $244     $18,290     $27        $19,033
                         ======       ====     =======     ===        =======

  Warrants

  In November 1997, the Company issued warrants to purchase 1,328,772 shares of Series D preferred stock at $3.71 per share to American Express Travel Related Services Company, Inc. ("American Express") in connection with a marketing agreement. The warrants were exercisable upon issuance and expire at the earlier of eight months after the launch of the test marketing program, as specified in the marketing agreement, or ten months from the date of issuance. The Company recorded general and administrative expenses during 1997 of $716,000 based on the fair market value of the warrants at date of issuance using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 34%; contractual life of three years; and risk-free interest rate of 5.51%. During 1998, American Express exercised the warrants for total net proceeds to the Company of $4,850,000.

  In December 1997, the Company issued warrants to purchase 1,234,568 shares of Series E preferred stock at an initial price of $4.05 per share (thereafter at fair market value as defined in the warrant agreement) in connection with a marketing agreement with Microsoft Corporation ("Microsoft"). The warrants become exercisable over a maximum 48-month period based on achievement of performance milestones, as defined in the warrant agreement. No value has been ascribed to the warrants, as no performance milestones were achieved on December 31, 1999. In December 1999, Microsoft waived its right to exercise the warrants assuming that the merger with InfoSpace.com, Inc. ("InfoSpace") (Note 9) is consummated and the service, as defined by the marketing agreement, would not have been launched, on or prior to May 31, 2000.

  In December 1998, the Company issued warrants to purchase 1,099,992 shares of Series F preferred stock at an initial price of $4.30 per share

  (thereafter at fair market value as defined in the warrant agreement) in connection with a marketing agreement with Knight-Ridder, Inc. The warrants become exercisable over a maximum 48-month period, based on achievement of performance milestones and other criteria as defined in the warrant agreement. In 1999, the Company recorded Knight-Ridder warrants expense for all of warrants issued, of which 274,998 were unvested as of December 31, 1999, of $18 million based on the fair value of these warrants using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 75%; contractual life of nine years; and risk-free interest rate of 6.37%. The compensation cost for the unvested warrants to purchase 274,998 shares of Series F preferred stock was re-measured when vesting occurred and additional warrants expense of $2,888,000 was recognized on March 31, 2000.

  Stock Options

  In December 1997, the Company granted 100,000 options, outside of the 1997 Equity Incentive Plan, to purchase common stock at $1.00 per share to Microsoft in connection with a marketing agreement. Such options are exercisable in four equal annual installments upon written notification and expire 90 days after the options become exercisable. Such options were valued based on the fair market value of the options at the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 34%; contractual lives of one to five years; and risk-free interest rate of 5.7%. In December 1997, the Company recorded deferred services expense of $28,000 related to such options. Such deferred expense is being recognized over the four-year term of the marketing agreement. As with the Series E preferred stock warrants, in December 1999, Microsoft waived its right to exercise the remaining annual installments of 75,000 options if the assumptions described above materialize on or before May 31, 2000.

  Stock Plan

  In May 1999, the Company amended the 1997 Equity Incentive Plan (the "1997 Plan"). Pursuant to the 1997 Plan, the Company's Board of Directors may grant incentive stock options to employees, and nonstatutory stock options, stock bonuses, or rights to purchase restricted stock to employees, directors, and consultants (as defined in the 1997 Plan).

  Options vest at such times as determined by the Board of Directors, which will provide for vesting of at least 20% per year, and expire no more than ten years from the date of grant. Option grants may provide for the early exercise of unvested shares. Such unvested shares shall be subject to repurchase under certain conditions (defined in the 1997 Plan). The rights to repurchase lapse at a minimum of 20% per year over 5 years from the date of the option grant.

  In December 1998, the Company granted 45,500 options to the employees of DSIPL to purchase common stock at an exercise price of $2.00 per share. The options vest ratably over 36 months and expire ten years from the date of grant. Such options were valued based on the fair market value of the options at date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 34%; contractual life of ten years; and risk-free interest rate of 4.7%. As of December 31, 1998, the Company had recorded deferred services expense of $216,000 related to such options. Such deferred expenses is being recognized over the three-year vesting period of the options.

  As discussed in Note 1, the Company applies APB No. 25 in accounting for the 1997 Plan. Accordingly, no compensation cost is recognized for fixed stock options granted to employees at fair value except to the extent that the exercise price of an option is less than the fair value of the underlying common stock as of the grant date of each stock option.

  In 1999, in connection with certain compensatory options granted to employees, the Company recorded deferred compensation of $2,015,000 and amortized $600,000 of such amount as stock-based compensation expense.

  Disclosure of pro forma information regarding net loss is required by SFAS No. 123, "Accounting for Stock-Based Compensation." The pro forma net loss has been determined as if the Company had accounted for its employee fixed stock options under the fair value method of SFAS No. 123. The fair value of the Company's employee fixed stock options was estimated at the date of grant using the minimum value method and the following assumptions for both 1999 and 1998: risk-free interest rate of 6% in 1999 and between 4.4% and 6.3% in 1998; no dividend yield; and an average expected life of four years.

  Had compensation cost for the Company's stock-based compensation plan been determined in a manner consistent with the fair value approach described in SFAS No. 123, the Company's net losses as reported would have been increased to $36,222,000, $14,208,000, and $63,237,000 for the years ended
  December 31, 1999 and 1998 and for the period from July 21, 1994 (inception) to December 31, 1999, respectively.

  A summary of activity for the 1997 Plan follows:

                                                     Options                    Average
                                                    Available     Options       Exercise
                                                    for Grant   Outstanding      Price

 Balances, January 1, 1997                                 -             -       $   -

 Authorized                                         1,482,227            -        1.00
 Granted (weighted average fair value of $0.21)      (659,750)      659,750       1.00
                                                   ----------     ---------
 Balances, December 31, 1997 (24,125 vested at
   a weighted average price of $1.00 per share)       822,477       659,750       1.00

 Authorized                                         1,711,677             -          -
 Granted (weighted average fair value of $0.19)    (2,254,000)    2,254,000       1.02
 Canceled                                             660,085      (660,085)      1.00
                                                   ----------     ---------
 Balances, December 31, 1998 (294,514 vested at
   a weighted average price of $1.00 per share)       940,239     2,253,665       1.02

 Authorized                                         1,250,000             -          -
 Granted (weighted average fair value of $2.71)      (990,675)      990,675       3.24
 Canceled                                             246,771      (246,771)      1.37
 Exercised                                                  -       (26,604)      1.04
                                                   ----------     ---------
 Balances, December 31, 1999                        1,446,335     2,970,965      $1.73
                                                   ==========     =========

  The following table summarizes information about options outstanding as of December 31, 1999:



                  Options
                Outstanding
               ---------------------------------------  Options Exercisable
                                Weighted               ---------------------
                                Average     Weighted             Weighted
                 Number of     Remaining     Average    Number    Average
   Exercise       Options     Contractual   Exercise     of      Exercise
    Price       Outstanding   Life (Years)   Price     Options     Price
   $ 1.00        1,996,425         7.49     $ 1.00     892,956     $ 1.00
     2.00           40,499         8.96       2.00      21,795       2.00
     2.15          475,916         9.32       2.15      24,015       2.15
     2.60          355,500         9.73       2.60       2,590       2.60
    10.97          102,625         9.82      10.97          -       10.97
                 ---------                             -------
$1.00 - $10.97   2,970,965         8.15     $ 1.73     941,356     $ 1.06
                 =========                             =======

5.   401(k) RETIREMENT PLAN

     The Company has a 401(k) defined contribution employee benefit plan that became effective in January 1996. Employees become eligible to participate in the 401(k) plan upon employment, assuming other eligibility requirements are also satisfied. The 401(k) plan allows for employee contributions and discretionary matching employer contributions. Total annual contribution may not exceed dollar limitations established by the Internal Revenue Service. The Company made no contributions to the 401(k) plan for the years ended December 31, 1999 and 1998 and for the period from July 21, 1994 (inception) to December 31, 1999.

6.   LEASE COMMITMENTS

     Operating Leases

     During 1998, the Company entered into a noncancelable operating lease for its new facility in Mountain View, California, expiring in April 2003 and has entered into a sublease for a portion of the new facility that expires in August 2000. In addition, the Company has a noncancelable operating lease for office equipment expiring in June 2001.

     Future minimum lease payments under noncancelable operating leases, net of sublease payments, as of December 31, 1999, are as follows (in thousands):



                         Minimum    Minimum    Net Minimum
         Year Ending      Lease    Sublease       Lease
         December 31,    Payments  Payments     Payments
             2000        $  842     $(195)       $  647
             2001           874         -           874
             2002           907         -           907
             2003           344         -           344
                         ------     -----        ------
                         $2,967     $(195)       $2,772
                         ======     =====        ======


     Total rent expense for all operating leases was $560,000, $669,000 and $1,506,000 for the years ended December 31, 1999 and 1998, and for the period from July 21, 1994 (inception) to December 31, 1999, respectively, net of sublease income of $494,000, $217,000, and $711,000, respectively.

     Capital Leases

     The Company has entered into capital leases for various equipment. The future minimum lease payments under capital leases are as follows (in thousands):

        Year Ending
        December 31,
          2000                                          $197
          2001                                             2
                                                        ----

                                                         199
        Amounts representing interest                    (11)
                                                        ----

        Present value of minimum lease payments         $188
                                                        ====

7.   INCOME TAXES


     The Company has net deferred tax assets of $26,346,000 and $12,109,000 as of December 1999 and 1998, respectively. Deferred tax assets relate primarily to deferred start-up costs, warrants, options, net operating loss carryforwards, and general business credit carryforwards. As of December 31, 1999 and 1998, the net deferred tax assets were fully offset by a valuation allowance due to the uncertainty of the Company's ability to realize such assets. The net change in the total valuation allowance was an increase of $14,237,000 and $9,265,000 for the years ended December 31, 1999 and 1998, respectively.

     As of December 31, 1999, the Company has federal net operating loss carryforwards of $20,750,000, which will expire from 2009 through 2019. As of December 31, 1999, the Company has California net operating loss carryforwards of $21,033,000, which will expire from 2001 through 2004. The Company also has available federal research tax credit carryforwards of $1,120,000 as of December 31, 1999. If not utilized, the federal credits will expire from 2011 through 2019. The Company has available California research tax credit and manufacturing investment credit carryforwards of $693,000 as of December 31, 1999, which carryforward indefinitely.

     Federal and California tax laws impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an "ownership change" for tax purposes, as defined in Section 382 of the Internal Revenue Code. As discussed in Note 9, Subsequent Event, the Company was acquired in February 2000. This will result in ownership change. As of the date of acquisition, the availability of the Company's tax attributes consisting primarily of net operating loss carryforwards and credit carryforwards will be limited.

8.   RELATED PARTY TRANSACTIONS

     In 1999 and 1998, the Company advanced to its affiliate $325,000 and $175,000, respectively. Payments which are due in 13 installments, as defined in the advance agreement, through December 2001, are applied against amounts due affiliate for consulting services provided by the affiliate to the Company. The total expense for such consulting services amounted to $100,000, $270,000, and $446,000 for the years ended December 31, 1999 and 1998 and for the period from July 21, 1994 (inception) to December 31, 1999, respectively.

     The outstanding current portion of the advance is $187,000 and $100,000 as of December 31, 1999 and 1998, respectively. The long-term portion of $50,000 as of December 31, 1999 is included in Other Assets.

9.   SUBSEQUENT EVENT

     On February 15, 2000, the Company was acquired by InfoSpace for 5,293,456 shares of InfoSpace common stock including the assumption of all of the Company's outstanding warrants and employee stock options.

                                   * * * * *